EXHIBIT 10.1

December 8, 1999



Mr. Wallace Tsuha
Saturn Electronics & Engineering, Inc.
255 Rex Boulevard
Auburn Hills, MI 48326

RE: Manufacturing and Business Relationship

Dear Wally:

The following represents the terms under which Saturn will manufacture OnLine Power Supply Products. These terms more specifically address the relationship under which OnLine will utilize Saturn manufacturing abilities and financial strengths.

1. Saturn will become the exclusive global manufacturer of the power supply products developed and sold by OnLine for the duration of the specific product families (front ends, 48V PWR Supply).

2. OnLine will require financing of material by Saturn to initiate the start up and production of the products. Saturn agrees to finance these costs by utilizing OnLine customer purchase orders and accounts receivable as the underlying security to fund the necessary amounts as needed. Terms are net 30 days for normal purchases. However, subject to receipt of payment from OEM customers not to exceed 45 days. An escrow account will be set up to disburse the funds as received by escrow agent. For any down payment the disbursement will be split 75% Saturn and 25% OnLine.

3. When necessary or to its advantage, OnLine agrees to execute first tier sales agreements with Saturn to facilitate minority owned business credit customers. Under these circumstances, Saturn will receive a 5% markup on these sales and will pay OnLine an amount equal to the difference between the price paid by the customer and the price paid to OnLine less 5%.

4. If for any reason, OnLine becomes insolvent or unable to pay its debts to Saturn, OnLine grants Saturn a royalty free license to build out its inventory position and sell the product directly to OnLine customers completing existing customer purchase order requirements The license would exist for the period it takes to liquidate Saturn based inventory, or in non-cancelable orders for parts. In addition, Saturn has the first right of refusal on acquiring OnLine's technology, patents and designs if OnLine becomes insolvent or unable to pay its debts.


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5.       Saturn agrees to be price competitive  within a 10% range of other bids from other comparable manufacturers, offering comparable financing, design, engineering and quality support.

6.       Saturn and OnLine will split any design for manufacturing cost savings.


 /s/    Kris Budinger   12/8/99          /s/  Wallace K. Tsuha, Jr.   12/8/99
----------------------------------     -----------------------------------------
Kris Budinger           Date           Wallace K. Tsuha, Jr.          Date
President                              Chairman, CEO & President
                                       Saturn Electronics & Engineering, Inc.




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